Exhibit 99.1

Remarks by Michael E. Szymanczyk, Chairman and CEO, Altria Group, Inc., David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc. and Clifford B. Fleet, Vice President, Investor Relations, Altria Client Services on Altria’s Third Quarter of 2008 Business Results and an Update on Agreement to Acquire UST

Richmond, VA

October 23, 2008

Other Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of UST Inc. (UST) by Altria Group, Inc. (Altria). In connection with the proposed acquisition, UST filed a preliminary proxy statement and intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ UST’S PROXY STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC (AS THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and shareholders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov. A free copy of the definitive proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905-1323, Attn: Investor Relations. Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by UST on its website at www.ustinc.com. Such documents are not currently available.

Altria and UST and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from UST’s shareholders in connection with the merger. Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008. Information about UST’s directors and executive officers is set forth in UST’s proxy statement on Schedule 14A filed with the SEC on March 24, 2008 and UST’s Annual Report on Form 10-K filed on February 22, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the definitive proxy statement that UST intends to file with the SEC.

6601 West Broad Street, Richmond, VA 23230

Remarks by Cliff Fleet

Good morning and thank you for joining our call. This morning we will provide an update on the status of the agreement for the proposed acquisition of UST and discuss Altria’s third-quarter business results. We will not be discussing the status of litigation. Our remarks contain forward-looking statements and projections of future results and I direct you to the “Forward Looking and Cautionary Statement” at the end of our Earnings Release for the review of the various factors that could cause actual results to differ materially from projections. I also encourage you to read other important information about the proposed acquisition of UST by Altria in this morning’s press release in the section entitled “Other Information.”

As a result of the spin-off of Philip Morris International (PMI) earlier this year, our reported results reflect PMI as a discontinued operation for the third quarter of 2007 and revenues and operating companies income for PMI are therefore excluded from Altria’s continuing results. For a detailed review of Altria’s third-quarter business results, please review the earnings release that is available on our website, www.altria.com.

Now, it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria Group, Inc.

Remarks by Mike Szymanczyk

Thanks Cliff. Good morning everyone.

Before we get to Altria’s third quarter business results, first let me update you on the status of the proposed acquisition of UST. Altria has fully committed financing to complete the transaction. Given the current volatile credit markets, the total financing charges to close the transaction will be higher than originally anticipated; Altria does not expect this to have a material impact on the financial return of the transaction. However, until Altria completes its long-term financing for the transaction, it will be difficult to predict if the UST acquisition will be accretive to Altria’s adjusted diluted earnings per share within twelve months of closing as was initially anticipated.

Last week, Altria and UST announced that Altria’s proposed acquisition of UST passed federal antitrust review. Completion of the transaction remains subject to UST shareholder approval and certain other customary closing conditions. UST is scheduling a special shareholder meeting in early December 2008, during which UST’s shareholders will vote upon the proposed transaction. If approved and all other conditions to closing are satisfied, Altria expects the transaction to close during the first full week of January 2009 and no later than January 7th.

Now, let’s turn to Altria’s third quarter business performance. Altria reported diluted earnings per share (EPS) from continuing operations of $0.42, versus $0.43 in the prior-year period. We delivered strong adjusted earnings per share growth from continuing operations, up 15% to $0.46, driven by a combination of higher operating companies income (OCI) and lower general corporate expenses. Philip Morris USA (PM USA) had a particularly strong quarter with adjusted operating companies income up 6.3%, and John Middleton Co. (Middleton) continued its strong performance. This quarter Altria also benefited from accelerated cost savings from its previously announced corporate restructuring. Corporate expenses declined 43% versus the prior-year period, and Altria expects to realize $250 million in annual savings beginning in 2009 as a result of its corporate restructuring. This quarter’s results were negatively impacted by lower SABMiller equity earnings due to a charge of $85 million resulting from intangible asset impairments, a higher income tax rate, and an increased allowance for losses of $50 million at Philip Morris Capital Corporation (PMCC).

In August, Altria increased its regular quarterly dividend by 10.3% to $0.32 per common share, which equates to approximately $660 million in quarterly dividend payments to our shareholders. Based on Altria’s closing stock price on September 30th, the dividend yield was almost 6.5%.

Altria is reaffirming its full-year 2008 EPS guidance, reflecting confidence in the strength of our businesses. Altria’s 2008 adjusted diluted earnings per share from continuing operations is expected to be in the range of $1.63 to $1.67, which represents a growth rate of 9% to 11% from an adjusted base of $1.50 per share in 2007. Our plans for the fourth quarter of 2008 are consistent with delivering results within this guidance.

Because of the economic uncertainties we all face, Altria is taking steps now to continue adding value to shareholders over the long term. The prevailing economic conditions and financial market uncertainties create a challenging environment for all companies. We are developing plans for 2009 to help mitigate the effects of economic uncertainties on our business over the next few years:

•	First, by integrating UST into the Altria family of companies and absorbing all costs related to the integration in 2009 in order to fully realize the strategic benefits in 2010 and beyond;

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Second, by using the UST acquisition as an opportunity to streamline Altria Client Services (ALCS), our services provider, to further lower costs and improve effectiveness beyond our previously announced cost reduction program;

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And finally, by carefully monitoring the value equations on the powerhouse group of brands that our operating companies will have in the marketplace to ensure they are satisfactory to our adult consumers as they experience tough economic times.

We believe that once we close the transaction and integrate UST into the Altria family of companies, Altria will be well positioned to provide superior long-term shareholder return. We will provide more details on our 2009 plans in January at our year-end earnings release and at the February CAGNY conference.

I would now like to turn the call over to Dave Beran, Altria’s Executive Vice President and Chief Financial Officer, who will discuss Altria’s reporting segment business results.

Remarks by Dave Beran

Thanks Mike. Good morning everyone. Let’s begin with PM USA’s third-quarter results. PM USA delivered outstanding financial results in a challenging environment. On an adjusted basis, PM USA grew its operating companies income by 6.3% and continued to expand its operating margins.

PM USA’s third-quarter revenues net of excise taxes increased 4.6% to $4.2 billion. Excluding the $97 million in revenues from contract volume manufactured for PMI, PM USA’s revenues net of excise taxes increased 2.2% versus the prior-year period. PM USA’s reported operating companies income increased 5.7% to $1.37 billion, due to lower wholesale promotional allowance rates and lower SG&A spending. The positive impact of these factors on PM USA’s operating companies income was partially offset by lower volume, increased resolution expenses, higher leaf costs, costs related to the reduction of contract volume manufactured for PMI and higher charges for the previously announced closure of the Cabarrus, North Carolina manufacturing facility. Adjusted for costs related to the Cabarrus facility closure, PM USA’s third-quarter 2008 OCI increased by 6.3% to $1.40 billion. PM USA’s adjusted OCI margins increased 130 basis points to 34.1% versus the prior-year period. Margin improvements were driven primarily by lower wholesale allowances rates, reduced promotional spending, and SG&A cost reductions.

PM USA’s domestic cigarette shipment volume of 44.9 billion units was 4.8% lower than the prior-year period, but was estimated to be down approximately 4% when adjusted for changes in trade inventories and calendar differences. For the first nine months of 2008, PM USA’s domestic cigarette volume of 128.6 billion units was 3.6% lower than the prior-year period, but was estimated to be down approximately 3.5% to 4%, when adjusted for changes in trade inventories and calendar differences.

As the cigarette industry environment continues to evolve, PM USA believes that it can no longer accurately predict estimated future cigarette industry decline rates and PM USA is no longer providing this guidance. Evolving industry dynamics include:

•	The prevailing economic conditions;

•	Unpredictable cigarette excise tax increases;

•	Adult consumer activity across multiple tobacco categories; and

•	Trade inventory changes as wholesalers and retailers continue to adjust their levels of cigarette inventories.

The average cigarette state excise tax at the end of the third quarter was approximately $1.12 per pack, which is in line with PM USA’s 2008 forecast. To date in 2008, seven states and the District of Columbia have increased their cigarette excise taxes, with an average increase of $0.74 per pack.

In a highly competitive retail environment, Marlboro increased its third quarter retail cigarette share by 0.5 share points versus the prior-year period to 41.6%. Price gaps between Marlboro and the lowest-effective priced cigarettes remained relatively stable at 43% in the third quarter. PM USA’s retail cigarette share declined 0.1 share point versus the prior-year period to 50.5% as Marlboro’s strong retail share gains were offset by share losses for Virginia Slims, Parliament and Basic. For the first nine months of 2008, PM USA’s retail cigarette share increased 0.3 share points.

PM USA continues to monitor the economic landscape as consumer confidence levels have fallen and unemployment rates have increased. At this point, the company believes that the challenging economic conditions in the U.S. may have motivated some price sensitive adult smokers to consider lower priced tobacco products such as roll-your-own products and small cigars. Additionally, in the third quarter, the discount category’s cigarette retail share increased 0.3 share points versus the prior-year period to 25.4%. This share level is still lower than the fourth quarter of 2007, when the discount category’s share reached 25.6%. For the first nine months of 2008, the discount category’s cigarette retail share is unchanged versus the prior-year period at 25.3%.

PM USA continues to invest in the development of adjacent smokeless products and test markets both Marlboro Snus and Marlboro moist snuff.

PM USA has now delivered a total of $340 million in sales, general and administrative (SG&A) cost savings against its 2007 to 2011 $600 million cost reduction program and the company remains committed to achieving the additional $260 million by 2011. In the first nine months of 2008, PM USA delivered approximately $40 million in SG&A reductions. PM USA’s manufacturing consolidation plan is on schedule and within budget and the company plans to close the Cabarrus manufacturing facility by year-end 2010.

PM USA continues to transition its infrastructure to deal with the effects of the removal of the contract cigarette volume manufactured for PMI and expects it to be completed in the fourth quarter of 2008. This transition negatively impacted costs by about $35 million in the third quarter and approximately $85 million in the first nine months of 2008. PM USA expects total 2008 costs of about $100 million.

Overall, we are very pleased with PM USA’s third-quarter results. The company had strong operating companies income growth, its cost reduction efforts are on track, and Marlboro had another quarter of strong retail share growth.

Now, let’s turn to John Middleton’s results for the third quarter. Middleton had solid business results in the quarter. The company reported $37 million in OCI, which includes a $9 million charge for integration costs. Middleton grew its total cigar shipment volume by 2.3% to 329 million units. In the third quarter, cigar volume was impacted by the timing of promotional shipments. For the first nine months of 2008, Middleton’s cigar shipment volume increased 7.1% versus the prior-year period.

Black & Mild increased its share of the growing machine-made large cigar segment by 2.2 share points to 29.2%. John Middleton continues to capitalize on PM USA’s sales and distribution infrastructure and expertise to help grow Black & Mild by increasing the brand’s retail distribution and visibility.

Turning to our financial services business, Philip Morris Capital Corporation reported a $7 million operating companies loss. This quarter’s results reflect a $50 million increase in the allowance for losses. PMCC’s allowance for losses now totals $254 million, which management believes is prudent based on the underlying credit quality and collateral value of its existing portfolio. PMCC’s portfolio remains well diversified by lessee and industry segment. As of September 30th, approximately 73% of PMCC’s lessees were investment grade as measured by Moody’s and S&P. Excluding aircraft lease investments, approximately 86% of PMCC’s lessees were investment grade. PMCC remains focused on managing its portfolio of leased assets to maximize gains and cash flows from income generating assets, as well as asset sales and related activities. PMCC’s financial results will vary over time as investments mature or are sold.

I will conclude by saying that:

•	PM USA delivered strong income growth, improved its adjusted operating margins, and continued to reduce its SG&A spending;

•	Marlboro achieved strong quarterly retail cigarette results while lowering its quarterly promotional spending; and finally

•	John Middleton delivered strong income and retail share performance as Black & Mild benefited from PM USA’s sales and distribution infrastructure.

Mike and I will be happy to take your questions now. While the operator compiles the calls, I want to cover a few housekeeping numbers. In the third-quarter,

•	Marlboro’s net pack price in convenience stores was $4.40 and the lowest effective priced cigarettes were $3.08 per pack;

•	Capital expenditures (CapEx) was $46 million;

•	Ongoing depreciation and amortization was approximately $50 million;

•

Our third-quarter MSA and quota buy-out accruals were approximately $1.5 billion or $0.66 per pack. Of the $0.66, MSA represents $0.61 per pack and the quota buy-out represents $0.05 per pack; and finally

•	Our third quarter tax rate was 36.2%. We anticipate that Altria’s 2008 full-year effective tax rate on operations will be approximately 36.7%.

Operator, do we have any questions?

Forward-Looking and Cautionary Statements

These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

The forward-looking statements include, without limitation, expectations with respect to the proposed acquisition of UST. Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the parties’ ability to consummate the transaction as expected; the possibility that one or more of the conditions to the consummation of the transaction may not be satisfied; the possibility that regulatory and/or shareholder approvals required for the transaction may not be obtained in a timely manner, if at all; the parties’ ability to meet expectations regarding the timing, completion, and other matters relating to the transaction; and any event that could give rise to the termination of the merger agreement. Other important factors include the possibility that the expected synergies will not be realized or will not be realized within the expected time period and the risk that the integration of UST will not be successful, in each case due to, among other things, changes in the tobacco industry; prevailing economic, market, and business conditions affecting the parties; risks that the transaction disrupts the parties’ current plans and operations; and the other factors detailed in the publicly filed documents, including the Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the period ended June 30, 2008.

Other factors as well could cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release. By way of example, Altria’s tobacco subsidiaries (PM USA and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

The companies report their financial results in accordance with generally accepted accounting principles (GAAP). Today’s remarks contain adjusted diluted earnings per share from continuing operations for Altria; adjusted revenues, OCI and operating margins for PM USA, which exclude items that affect the comparability of reported results. The reconciliations are shown below.

Altria’s Adjusted Third Quarter Results
	Q3 2008	Q3 2007	Change
Reported diluted EPS from continuing operations	$0.42	$0.43	(2.3)%
Tax Items	—	(0.03)
SABMiller intangible asset impairments	0.03	—
Asset impairment, exit, integration and implementation costs	0.01	—

Adjusted diluted EPS from continuing operations	$0.46	$0.40	15.0%

PM USA’s Adjusted Revenues ($ Millions)
	Q3 2008	Q3 2007	Change

PM USA net revenues	$5,084	$4,944	2.8%
Excise taxes on cigarettes and other tobacco products	(883)	(927)

PM USA revenues net of excise taxes	4,201	4,017	4.6%
Revenues for contract volume manufactured for PMI	(97)	—

Adjusted PM USA revenues net of excise taxes and contract volume manufactured for PMI	$4,104	$4,017	2.2%

PM USA’s Adjusted OCI ($ Millions)
	Q3 2008	Q3 2007	Change

PM USA reported operating companies income	$1,369	$1,295	5.7%
Asset impairment, exit and implementation costs	31	22

Adjusted PM USA operating companies income	$1,400	$1,317	6.3%

Adjusted OCI margin*	34.1%	32.8%	1.3pp

*	Adjusted OCI margins are calculated as adjusted operating companies income, divided by adjusted PM USA revenues net of excise taxes and contract volume manufactured for PMI.